EXHIBIT 99.1

XCL Resources Holdings, LLC and Subsidiaries
Consolidated Financial Statements
December 31, 2023

XCL Resources Holdings, LLC and Subsidiaries

Independent Auditor's Report

To the Board of Managers
XCL Resources Holdings, LLC

Opinion
We have audited the consolidated financial statements of XCL Resources Holdings, LLC and subsidiaries (the "Company"), which comprise the consolidated balance sheet as of December 31, 2023 and the related consolidated statements of operations, members' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.
Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

To the Board of Managers
XCL Resources Holdings, LLC

In performing an audit in accordance with GAAS, we:
•    Exercise professional judgment and maintain professional skepticism throughout the audit.
•    Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•    Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•    Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•    Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
Required Supplementary Information
Accounting principles generally accepted in the United States of America require that supplementary information relating to oil and gas producing activities contained within Note 11 be presented to supplement the basic consolidated financial statements. Such information is the responsibility of management and, although not a part of the basic consolidated financial statements, is required by the United States Financial Accounting Standards Board who, as described by Accounting Standards Codification 932-235-50, consider it to be an essential part of financial reporting for placing the basic consolidated financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management's responses to our inquiries, the basic consolidated financial statements, and other knowledge we obtained during our audit of the basic consolidated financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ Plante & Moran, PLLC

March 18, 2024, except as to Note 11, which is as of October 24, 2024

XCL Resources Holdings, LLC and Subsidiaries

Consolidated Balance Sheet

December 31, 2023

Assets
Current Assets
Cash and cash equivalents	$36,252,869
Accounts receivable	152,001,562
Oil inventories	7,254,699
Commodity derivative instruments	11,412,863
Prepaid and other current assets	41,968,361
Total current assets	248,890,354

Oil and Gas Properties, successful efforts method
Proved properties	1,786,642,745
Unproved properties	60,831,162
Accumulated depreciation, depletion, and amortization	(321,666,538)
Total oil and gas properties, net	1,525,807,369

Other Assets, net	161,077,498
Total assets	$1,935,775,221

Liabilities and Members’ Equity
Current Liabilites
Accounts payable	$53,934,087
Commodity derivative instruments	10,508,605
Accrued liabilities	321,492,594
Total current liabilities	385,935,286

Long-term Liabilities
Asset retirement obligations	7,576,135
Operating lease liabilities	45,856,626
Commodity derivative instruments	5,719,707
Income tax liability	1,727,115
Credit facility	375,000,000
Total liabilities	821,814,869

Members' Equity
Contributions	630,566,518
Accumulated earnings	483,393,834
Total members' equity	1,113,960,352
Total liabilities and members' equity	$1,935,775,221

See notes to consolidated financial statements.

XCL Resources Holdings, LLC and Subsidiaries

Consolidated Statement of Operations

Year Ended December 31, 2023

Revenue
Oil sales	$846,170,283
Natural gas and natural gas liquid sales	16,004,859
Other revenue	9,062,197
Total revenue	871,237,339

Gain on sale of oil and gas properties	3,681,077

Operating costs and expenses
Lease operating	57,509,241
Production taxes	21,396,455
Transportation, gathering, and handling	131,992,181
Workover	6,488,589
Depreciation, depletion, amortization, and accretion	191,609,210
General and administrative	18,828,920
Acquisition costs (Note 5)	421,051
Exploration and abandonment	1,421,191
Cost of acquired oil inventories	32,179,410
Total operating costs and expenses	461,846,248

Operating income	413,072,168

Other income (expense)
Interest expense	(36,137,426)
Commodity derivative instrument gain	23,754,532
Other	33,285
Total other income (expense)	(12,349,609)

Income before income taxes	400,722,559

Deferred income tax expense	(1,727,115)
Net income	$398,995,444

See notes to consolidated financial statements.

XCL Resources Holdings, LLC and Subsidiaries

Consolidated Statement of Members’ Equity

Year Ended December 31, 2023

	Members’ Contributions	Accumulated Earnings	Total Members’ Equity
Balance - December 31, 2022	$616,026,867	$84,398,390	$700,425,257

Contributions - Series A	14,401,809	—	14,401,809
Contributions - Series B	137,842	—	137,842
Net income	—	398,995,444	398,995,444
Balance - December 31, 2023	$630,566,518	$483,393,834	$1,113,960,352

See notes to consolidated financial statements.

XCL Resources Holdings, LLC and Subsidiaries

Consolidated Statement of Cash Flows

Year Ended December 31, 2023

Cash Flows from Operating Activities
Net income	$398,995,444
Adjustments to reconcile net income to cash provided by operating activities
Depreciation, depletion, amortization, and accretion	191,609,210
Gain on sale of oil and gas properties	(3,681,077)
Change in fair value of commodity derivative instruments	(85,136,292)
Amortization of other assets	2,453,776
Amortization of right-of-use assets	25,522,359
Deferred income tax	1,727,115
Changes in operating assets and liabilities
Accounts receivable	(72,957,100)
Prepaid and other assets	(7,072,584)
Operating leases	(24,077,440)
Accounts payable and accrued liabilities	59,629,659
Asset retirement obligation settlements	(317,030)
Net cash provided by operating activities	486,696,040

Cash Flows from Investing Activities
Investments in oil and gas properties	(465,636,987)
Proceeds from sale of oil and gas properties	9,579,929
Purchase of materials and supplies and other assets	(114,312,436)
Net cash used in investing activities	(570,369,494)

Cash Flows from Financing Activities
Contributions	14,539,651
Proceeds from credit facility	105,000,000
Payments on credit facility	(25,000,000)
Deferred financing costs	(1,730,362)
Net cash provided by financing activities	92,809,289
Net increase (decrease) in Cash and Cash Equivalents	9,135,835
Cash and Cash Equivalents - beginning of period	27,117,034
Cash and Cash Equivalents - end of period	$36,252,869

Supplemental Cash Flow Information
Cash paid for interest	$33,085,664

Significant Noncash Transactions
Oil and gas properties expenditures included within accounts payable and accrued liabilities	$94,565,648
Materials and supplies expenditures included within accounts payable and accrued liabilities	23,348,786
Transfers of materials and supplies to oil and gas properties	133,674,866
Asset retirement obligation incurred	2,324,379
Operating lease liabilities arising from obtaining right-of-use assets	156,648,609

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
Note 1 - Nature of Business
XCL Resources Holdings, LLC (the "Company"), a Delaware limited liability company, was formed on July 3, 2018. Through its wholly-owned subsidiaries, XCL Intermediate, LLC, XCL AssetCo, LLC, XCL RoyaltyCo, LLC, XCL Marketing, LLC, Wasatch Water Logistics, LLC, XCL SandCo LLC, and XCL Resources, LLC, the Company is engaged in the acquisition, exploration, exploitation, and production of its operated, non-operated, and royalty interests in oil and natural gas properties throughout the United States of America and currently owns interests primarily in Utah's Uinta Basin. The Company began substantial operations in 2019 upon the completion of acquisitions of oil and gas assets.
Note 2 - Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements include the Company and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States. All intercompany transactions have been eliminated upon consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Depletion, depreciation, and amortization ("DD&A") and impairment of proved oil and gas properties are determined using estimates of oil and gas reserves. There are numerous uncertainties in estimating the quantity of reserves and in projecting the future rates of production and timing of development expenditures, including future costs to dismantle, dispose, and restore the Company's properties. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way.
In addition, estimates with regard to the financial statements include the estimated realizability of proved and unproved properties, the estimated cost and timing related to asset retirement obligations, accrued revenues and liabilities, and the fair value of commodity derivative instruments.
Although management believes the estimates with regard to the consolidated financial statements are reasonable, actual results could differ from these estimates.
Cash and Cash Equivalents
The Company considers all highly liquid instrument purchases with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet dates and during the periods, balances of cash and cash equivalents were primarily held with one financial institution and exceeded the federally insured limit.
Concentrations of Credit Risk
The Company's accounts receivable are generated primarily from the sale of oil, natural gas, and natural gas liquids to purchasers and from the billing of expenditures incurred by the Company to joint interest owners for costs incurred on properties the Company operates.
The Company continually monitors the financial condition of its purchasers and joint interest owners and assesses the recoverability of the receivables to determine their collectability. As the receivables are primarily with other entities within the oil and gas industry, such concentration may impact the Company’s credit risk as these entities may be similarly impacted by economic or other changes within the oil and gas industry.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
The Company accrues a reserve for the allowance for credit losses based on management’s current estimate of expected credit losses that includes historical credit loss experience of financial assets with similar risk characteristics, adjusted for management’s expectation of current conditions and reasonable and supportable forecasts. The risk of nonpayment by the joint interest owners is considered minimal, as the Company generally has the right to withhold revenue to offset amounts receivable. The Company’s accounts receivable relates primarily from the sale of oil, condensate, natural gas, and natural gas liquids and are generally collected within one to two months.
To date, the Company has not had any bad debts.
During 2023, four purchasers made up approximately 62% of the Company's oil, natural gas, and natural gas liquid sales. Substantially all of the Company's revenue receivables are made up of amounts from these same four purchasers.
Oil Inventories
The Company's crude oil inventory represents oil maintained in tanks at the Company's leased rail terminal (the “transload facility”) and/or crude that is in transit FOB destination on leased railcars to refineries primarily in the Gulf Coast. Oil inventories is costed primarily of depletion, depreciation, and amortization and lease operating expenses associated with the oil maintained in tanks or on railcars and is carried at the lower of cost or net realizable value. The Company accounts for its crude oil inventory using the first-in, first-out method.
Materials and Supplies
Materials and supplies are reported within the prepaid and other current assets line on the balance sheet. The Company’s materials and supplies, including tubular goods, completion materials, and production and facility equipment, are carried at the lower of cost or net realizable value. Materials and supplies are generally purchased for use in the Company’s oil and gas drilling, completion, and production activities and are transferred to proved oil and gas properties, net to the Company’s interests, when the associated asset is placed in service.
Oil and Gas Properties
The Company follows the successful efforts method of accounting for oil and gas activities. Under this method of accounting, costs associated with the acquisition, drilling, and equipping of successful exploratory wells and costs of successful and unsuccessful development wells are capitalized and depleted, net of estimated salvages values, using the units-of-production method on a field-by-field basis based upon proved oil and gas reserves. The Company’s proved oil and gas reserve information was computed by applying the average first-day-of-the-month oil and gas price during the 12-month period ended December 31, 2023. Depreciation, depletion, and amortization expense for the year ended December 31, 2023 was $190,506,528, net of amounts capitalized as inventory. Exploration, geological and geophysical costs, delay rentals, and drilling costs of unsuccessful exploratory wells are charged to expense as incurred.
Costs associated with unevaluated exploratory wells are excluded from the depletable basis until the determination of proved reserves, at which time those costs are reclassified to proved oil and gas properties and subject to depletion. If it is determined that the exploratory well costs were not successful in establishing proved reserves, such costs are expensed at the time of such determination.
The Company reviews its oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value. The Company estimates the expected future cash flows of its proved oil and gas properties and compares such cash flows to the carrying amount of the proved oil and gas properties to determine if the amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust its proved oil and gas properties to estimated fair value. The factors used to estimate fair value include estimates of proved reserves, future commodity prices adjusted for basis differentials, future production estimates, anticipated capital expenditures, and a discount rate

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
commensurate with the risk associated with realizing the projected cash flows. The discount rate is a rate that management believes is representative of current market conditions and includes estimates for a risk premium and other operational risks. There were no proved oil and gas property impairments during the year ended December 31, 2023.
Unproved oil and gas properties are assessed at least annually to determine whether they have been impaired by the drilling of dry holes on or near the related acreage or other circumstances that may indicate a decline in value. When unproved property is determined to be impaired, a loss equal to the portion impaired is recognized. When leases for unproved properties expire, the costs thereof, are removed from the accounts and charged to expense. There were no unproved property impairments during the year ended December 31, 2023.
From time to time, the Company may sell its oil and gas properties. The partial sale of proved properties within an existing field may be accounted for as a normal retirement and no gain or loss on divestiture is recognized as long as this treatment does not significantly affect the units-of-production depletion rate. The partial sale of unproved property is accounted for as a recovery of cost when substantial uncertainty exists as to the ultimate recovery of the cost applicable to the interest retained. A gain on divestiture activity is recognized to the extent that the sales price exceeds the carrying amount of the unproved property. A gain or loss is recognized for all other sales of proved and unproved properties. During the year ended December 31, 2023, the Company divested its oil and gas properties in North Dakota’s Williston Basin for approximately $8.9 million, resulting in a gain on sale of approximately $3.2 million. The Company also sold certain other proved properties within Utah’s Uinta Basin during the year ended December 31, 2023 for $0.7 million resulting in a gain on sale of approximately $0.5 million.
Other Assets
Other assets include deferred financing costs, property and equipment, operating lease right-of-use assets, and non-current commodity derivative instruments.
Property and equipment, which includes leasehold improvements, furniture and fixtures, and equipment, is recorded at cost and depreciated using the straight-line method over the assets' estimated useful lives. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred. Depreciation expense for property and equipment totaled $761,215 for the year ended December 31, 2023.
Deferred financing costs represent legal and consulting costs associated with the Credit Facility (Note 6) and are $2,144,858, net of accumulated amortization at December 31, 2023. Such charges are being amortized on a straight-line basis over the term of the Credit Facility.
The Company’s right-of-use (ROU) assets are operating leases that represent the Company’s right to use an underlying asset for the lease term upon the adoption of ASC 842 (Note 9). These ROU assets are related to the Company’s operating leases with various operations, transportation and office lease contracts.
Long-Lived Assets
The Company reviews the recoverability of long-lived assets, including the transload facility, property and equipment, and right-of-use assets, when events or changes in circumstances occur that indicate the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future undiscounted cash flows of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
Asset Retirement Obligation
Asset retirement obligations (AROs) relate to estimated plugging and abandonment costs of oil and gas properties, including facilities, and the reclamation of the Company's well locations. The Company records the fair value of an ARO in the period in which it is incurred. When the liability is initially recorded, the Company capitalizes an estimated cost by increasing the carrying amount of proved oil and gas properties. Over time, the liability is accreted each period toward an estimated future cost, and the capitalized cost is depleted. The Company uses the income valuation technique to estimate the fair value of AROs using the amounts and timing of expected future dismantlement costs, credit-adjusted risk-free rate, market risk premiums, and time value of money. All of the inputs are estimated at the time the liability is incurred or revised upward.
Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives or if federal or state regulators enact new requirements regarding the abandonment of wells. Adjustments to the liability are made as these estimates change, and, upon settlement of the liability, the Company reports a gain or loss to the extent the actual costs differ from the recorded liability.
Revenue Recognition
The Company's revenue is primarily derived from the sale of its produced oil, natural gas, and natural gas liquids. The Company sells its produced oil, natural gas, and natural gas liquids under a variety of short-term and long-term agreements with numerous customers. The Company's revenue is primarily derived from produced oil, natural gas, and natural gas liquids from oil and gas wells operated by the Company. The Company also receives revenue from its ownership in non-operating and royalty interests. During 2023, sales of oil of approximately $43.2 million were related to oil the Company purchased from third party producers.
Revenue is recognized in the month in which the contractual performance obligations are satisfied, which is generally at the point in time when the customer obtains control of the produced oil, natural gas, and natural gas liquids. The point in time when the customer obtains control may differ depending on the contractual terms of each of the Company's sales agreements and generally occurs when the customer accepts, takes possession, title to, and bears the risk of loss of the produced oil, natural gas, and natural gas liquids.
All of the Company's sales of produced oil, natural gas, and natural gas liquids are made under contracts with customers, which typically include variable consideration based on monthly pricing tied to published indices and volumes delivered. While revenue is recorded at the point in time when control of the produced oil, natural gas, and natural gas liquids transfer to the customer, statements and payment from those customers may not be received for one to two months after the date the produced oil, natural gas, and natural gas liquids are delivered, and as a result, the amount of production delivered to the customer and the price that will be received for the sale of the product is estimated utilizing production reports, contractual pricing, and market indices. Estimated revenue due to the Company is recorded as a revenue receivable within accounts receivable in the accompanying balance sheet until payment is received. Differences between the estimated amounts and the actual amounts received from the sale of the produced oil, natural gas, and natural gas liquids are recorded when known, which is generally when payment is received from the customer. The revenue receivable balance on January 1, 2023 was approximately $65.1 million.
For the Company’s produced oil sales agreement, the Company generally delivers produced oil to customers at defined locations, including tank batteries, common delivery points near the production location, or at other defined delivery locations including terminal facilities in the Gulf Coast. Upon delivery to the customers, the Company is entitled to an agreed-upon index price, net of pricing differentials for each barrel produced (net realized price). The Company recognizes revenue when control transfers to the customers at the tank batteries and common delivery points near the production location, or at other defined delivery locations at the net realized price.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
Transportation and gathering costs, including the costs for the leasing and transporting railcars, is recorded as transportation, gathering, and handling on the accompanying consolidated statement of operations to the extent such costs are incurred prior to the transfer of control of produced crude oil to the customers.
Commodity Derivative Instruments
The Company uses derivative instruments to provide a measure of stability to its cash flows and manage its exposure to commodity price risk in an environment of volatile oil and natural gas prices. The Company records all derivative instruments at fair value within the accompanying consolidated balance sheet. The Company does not apply hedge accounting to any of its outstanding derivative instruments, and as a result, all changes in derivative fair value are recognized in earnings.
Realized gains and losses associated with commodity derivatives with underlying commodity volumes are classified as operating activities in the accompanying consolidated statement of cash flows.
Unit-Based Compensation
For any Series B Units which are issued at prices less than their estimated fair value, and for all Series C Units, the Company recognizes unit-based compensation expense over the requisite service period for unit-based awards to holders based on the estimated grant date fair value of the awards. During the year ended December 31, 2023, the Company did not record any unit-based compensation expense related to the Series B Units as all Series B Units issued have been at prices equal to, or in excess of, their estimated fair value and the Company did not record any unit-based compensation expenses related to the Series C Units as the amounts were de minimis.
Income Taxes
The Company is a limited liability company treated as a partnership for U.S. federal, state, and local income tax purposes. Accordingly, members are generally taxed on their allocable share of taxable income or loss as determined under the Company's operating agreement. The Company evaluates uncertain tax positions for measurement and recognition in the financial statements. To recognize a tax position, the Company determines whether it is more-likely-than-not the tax positions will be sustained upon examination. The Company has no uncertain tax positions requiring measurement and recognition in the financial statements for the year ended December 31, 2023. Due to IRS rules, adjustments resulting from an IRS audit of the Company may be assessed at the Company level.
The State of Texas assesses a franchise tax at the Company level. For the year ended December 31, 2023, the Company recorded a provision for deferred taxes of $1.7 million associated with such franchise taxes. These deferred taxes reflect the impact of temporary differences between assets and liabilities recognized under accounting principles generally accepted in the United States and such amounts recognized for tax purposes. The primary differences resulting in the Company’s deferred taxes are a result of differing treatment of intangible drilling costs recorded as part of the Company’s oil and gas properties.
Leases
The Company primarily leases office space, trucking fleets, railcars, and drilling, completion, and production equipment from third parties. The Company determines if a contract is a lease at inception. A contract contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The lease term begins on the commencement date, which is the date the Company takes possession of the asset and may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Certain of the Company’s leases contain renewal options for varying periods, which can be exercised at the Company’s sole discretion. Leases are classified as operating or finance leases based on factors such as the lease term, lease payments, and the economic life, fair value and

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
estimated residual value of the asset. Where leases include options to purchase the leased asset at the end of the lease term, this is assessed as a part of the Company’s lease classification determination. The Company’s leases have remaining lease terms ranging from 1 to 10 years.
The Company recognizes a ROU asset and lease liability to account for its leases. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized on the commencement date based on the present value of lease payments over the lease term. ROU assets are based on the lease liability and are increased by prepaid lease payments and decreased by lease incentives received. Lease incentives are amortized through the lease asset as reductions of expense over the lease term. For leases where the Company is reasonably certain to exercise a renewal option, such option periods have been included in the determination of the Company’s ROU assets and lease liabilities.
Leases typically contain rent escalations over the lease term. The Company recognizes costs for these leases on a straight-line basis over the lease term. Some leases include rent escalations based on inflation indexes and fair market value adjustments. Certain leases contain contingent rental provisions that include a fixed base rent plus an additional variable percentage of the tenant’s operating costs. Operating lease liabilities are calculated using the prevailing index or rate at lease commencement. Subsequent escalations in the index or rate and contingent rental payments are recognized as variable lease expenses. Certain leases require the Company to pay taxes, insurance, maintenance and other operating expenses associated with the leased asset. Such amounts are not included in the measurement of the ROU assets and lease liabilities to the extent they are variable in nature. These variable lease costs are recognized as a variable lease expense when incurred.
As a practical expedient, lease agreements with lease and non-lease components are accounted for as a single lease component for all of the Company’s asset classes.
The Company elected the short-term lease recognition exemption for all leases that qualify. Therefore, leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet. The depreciable life of the ROU assets and leasehold improvements are limited by the expected lease term unless the Company is reasonably certain of a transfer of title or purchase option. The Company uses its incremental borrowing rate to discount future lease payments based on the information available on the commencement date for each lease as the implicit rate in the lease is not known. The determination of the incremental borrowing rate requires judgment and is determined using the Company’s current secured borrowing rate, adjusted for various factors aligned with the lease including total lease payments and lease term.
Subsequent Events
The consolidated financial statements and related disclosures include evaluation of events up through and including the date of the independent auditor's report, which is the date the consolidated financial statements were available to be issued.
Pending Oil and Gas Property Acquisition
In January of 2024, the Company entered into a purchase and sale agreement and made a $12.8 million deposit into an escrow account for a potential acquisition of oil and gas properties. The purchase and sale agreement, which has a purchase price of $85.0 million, subject to certain adjustments, is subject to customary conditions to close. If the purchase and sale agreement is terminated, dependent upon the terminating party and cause of determination, all of the deposit is subject to forfeiture. As of the date these consolidated financial statements were available for issuance, the purchase and sale agreement has not closed.
Credit Facility
On January 5, 2024, the Company entered into an amendment to its Credit Facility (Note 6).

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023

Note 3 - Balance Sheet Disclosures
Accounts Receivable
Accounts receivable consist of the following:

December 31,
2023
Revenue receivable	$139,295,253
Joint interest billing receivable	12,706,309
Total accounts receivable	$152,001,562
Prepaid and other current assets
Prepaid and other current assets consist of the following:

December 31,
2023
Materials and supplies	$32,041,846
Prepaid costs	9,255,509
Deposits and other assets	671,006
Total prepaid and other current assets	$41,968,361
Proved Oil and Gas Properties
Proved oil and gas properties consist of the following:

December 31,
2023
Leasehold costs	$562,653,863
Facility, drilling, and completion costs	1,223,988,882
Accumulated depreciation, depletion, and amortization	(321,666,538)
Total proved oil and gas properties, net	$1,464,976,207
Other Assets, net
Other assets, net consist of the following:

December 31,
2023
Right-of-use assets	$155,836,359
Furniture, fixture and equipment, net	642,532
Commodity derivative instruments, non-current	2,453,749
Debt issuance costs, net of amortization	2,144,858
Total other assets, net	$161,077,498

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023

Accrued Liabilities:

Accrued liabilities consist of the following:

December 31,
2023
Suspended revenues	$50,006,800
Lease liability - operating	113,876,061
Revenue payable	10,552,924
Production taxes payable	19,480,540
Operating expenses	10,159,742
General and administrative	4,797,677
Buyer performance deposit	19,000,000
Capital expenditures	92,832,682
Interest	786,168
Total accrued liabilities	$321,492,594

Buyer Performance Deposit
In June 2023, the Company entered into a purchase and sale agreement with a buyer for certain of the Company’s royalty and mineral interests in Utah’s Uinta Basin. The purchase price for the transaction is $32.0 million and subject to customary adjustments. The purchase and sale agreement requires performance deposits, of which $19.0 million have been paid through December 31, 2023 and have been presented as a buyer performance deposit. The transaction, which is scheduled to close in 2024, is subject to customary conditions to close. If the buyer has not met all conditions to close, including failure to make payment of the remaining performance deposits in full, the Company is not obligated to close or the Company may elect to close and instead sell an undivided interest in the properties that is proportional to the amount of installment payments received and the purchase price, as defined.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
Note 4 - Commodity Derivative Instruments
The Company classifies the fair value amounts of commodity derivative assets and liabilities as net current or noncurrent derivative assets or net current or noncurrent derivative liabilities, whichever the case may be, by commodity and counterparty.
The Company had the following open commodity derivative instruments as of December 31, 2023:

Contract Type	Total Quantity Remaining (Bbl)	Weighted Average Price per Bbl	Price Index	Contract Period	Fair Value
Oil Swap	3,729,424	$69.02	Oil-WTI-NYMEX	1/1/24-12/31/24	$(9,153,328)
Oil Swap	2,515,800	69.65	Oil-WTI-NYMEX	1/1/25-12/31/25	3,851,665

Contract Type	Total Quantity Remaining (Bbl)	Weighted Average Price Floor per Bbl	Weighted Average Price Ceiling per Bbl	Price Index	Contract Period	Fair Value
Oil Collar	3,556,997	$68.12	$76.63	Oil-WTI-NYMEX	1/1/24-12/31/24	$3,725,044
Oil Collar	872,000	54.98	62.57	Oil-WTI-NYMEX	1/1/25-12/31/25	(7,117,624)

Contract Type	Total Quantity Remaining (Bbl)	Weighted Average Strike Price per Bbl	Price Index	Contract Period	Fair Value
Purchased Oil Put	2,218,000	$75.000	Oil-WTI-NYMEX	1/1/24-6/30/24	$6,332,543
As of December 31, 2023, the Company's commodity derivative instruments were subject to enforceable master netting arrangements that provide for offsetting of amounts payable or receivable between the Company and the counterparties. The agreements also provide that, in the event of an early termination or default, the counterparties have the right to offset amounts owed or due under that and any other agreement with the same counterparty.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
The following table reconciles the Company’s outstanding derivative instruments on a gross contract basis to the net contract basis presentation on the consolidated balance sheets and the related fair value at the consolidated balance sheet date:

		2023
	Balance Sheet Classification	Gross Assets/ Liabilities	Gross Amounts Offset	Net Recognized Fair Value Assets/ Liabilities
Commodity derivative assets:
	Current assets	$42,138,501	$(30,725,638)	$11,412,863
	Noncurrent assets	7,850,463	(5,396,714)	2,453,749
Total derivative assets		$49,988,964	$(36,122,352)	$13,866,612
Commodity derivative liabilities:
	Current liabilities	$(41,234,243)	$30,725,638	$(10,508,605)
	Noncurrent liabilities	(11,116,421)	5,396,714	(5,719,707)
Total derivatives liabilities		$(52,350,664)	$36,122,352	$(16,228,312)
Included within 2023 current assets and current liabilities in the table above are $3.9 million and $3.9 million, respectively, of obligations representing deferred premium payments for certain purchased puts.
The table below summarizes the location and amount of commodity derivative instrument gains and losses reported on the consolidated statement of operations for the year ended indicated below:

2023
Other income (expense):
Unrealized gain	$85,136,292
Realized loss	(61,381,760)
Commodity derivative instruments gain (loss)	$23,754,532
Due to the volatility of oil and gas prices, the estimated fair values of the Company's commodity derivative instruments are subject to large fluctuations from period to period.
The counterparties in all of the Company's derivative instruments are lenders in the Company's Credit Facility. Accordingly, the Company is not required to post collateral since the Credit Facility is secured by substantially all of the Company's oil and gas properties.
Note 5 - Members' Equity
The Company issues Series A, B, and C units under the terms of its July 2018 Amended and Restated Limited Liability Company Agreement (the "Agreement").
The total authorized number of each of the classes of series, together with the number of units issued and outstanding are as follows as of December 31, 2023:

	Authorized	Issued and Outstanding

Series A Units (Institutional Investors)	Unlimited	614,345,000
Series B Units (Management Investors)	5,880,000	5,880,000
Series C Units (Management Investors and Employees)	100,000	99,100

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
Series A and B units were issued for $1 per unit. As of December 31, 2023, aggregate capital commitments total $620,225,000, of which all $620,225,000 had been funded.
The affairs of the Company are overseen by the Board of Managers. The Board of Managers are comprised of four managers designated by the Institutional Investors, three managers designated by the Management Investors, and one manager designated with the approval of at least one Institutional Investor designated manager and one Management Investor designated manager.
Allocations of profits, losses, distributions, and other items are done in accordance with the provisions within the Agreement.
Upon the event of a Management Investor default, as defined, the Company has the option to cause the defaulting unitholder to sell its Series B Units at a defined price and forfeit any Series C Units. Upon termination of employment of any Management Investor, its respective remaining capital commitment shall be reduced to $0.
All Series B Units issued since inception have been at prices equal to, or in excess of, their estimated fair value. As a result, no unit-based compensation expense has been recognized on Series B Units issued to Management Investors.
In the event that the employment of a Series B unitholder is terminated by the Company for cause or by the unitholder without good reason, the Company has the option to repurchase all of that unitholder's Series B Units at the lower of the unitholder's cost basis or defined appraisal value. In the event that the employment of a Series B unitholder is terminated by the Company without cause or by the unitholder for good reason, or as a result of death or disability, the Company has the right, but not the obligation, to repurchase such unitholder's Series B Units at the defined appraisal value.
Series C Units are authorized for issuance to certain Management Investors and employees of the Company. The Series C Units entitle the holder to the right to receive distributions from the Company upon the attainment of the specific payout threshold, as defined in the Agreement. The Series C Units vest 12.5% on each anniversary of the issuance date for the first four years. The remaining 50% will become vested upon the consummation of a qualified exit event, as defined.
Upon termination of employment of a Series C unitholder by the Company for cause or by the unitholder without good reason, all Series C Units, whether vested or unvested, will be forfeited. Upon death or disability by the unitholder, all unvested Series C units will become tentatively vested Series C Units. If an exit event occurs on or prior to the date that is six months following the death or disability of the unitholder, then all unvested Series C units become vested. If an exit event does not occur within six months following the death or disability of the unitholder, then the unvested Series C units are forfeited. Upon termination of the employee by the Company for any reason other than cause, or by the Series C Unitholder for good reason, all unvested Series C Units are forfeited. For any vested Series C Units, the Company has the right, but not the obligation, to repurchase such unitholder's Series C Units at the defined appraisal value.
All Series C Units issued since inception have had de minimis grant-date fair value. As a result, no unit-based compensation expense has been recognized on Series C Units issued to Management Investors and employees.
A summary of the activity associated with the Series C Units during 2023 is as follows:

For the Year Ended December 31,
2023
Series C Units at beginning of period	98,500
Granted	600
Forfeited	—
Series C Units at end of period	99,100

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
Note 6 - Credit Facility
On December 20, 2019, the Company entered into a syndicated revolving credit facility with Wells Fargo Bank, N.A., as administrative agent and lender, (the "Credit Facility"). The Credit Facility provides for a maximum $1.0 billion credit facility with an initial borrowing base of $170.0 million. Interest on amounts outstanding under the Credit Facility accrues at percentages as defined in the Credit Facility, plus a margin depending upon the amount drawn under the borrowing base. On a quarterly basis the Credit Facility also requires commitment fees assessed at annual rates of 0.50% on any unfunded portion of the borrowing base.
As of December 31, 2023, the Company had borrowings of $375.0 million outstanding under the Credit Facility which had a borrowing base of $550.0 million and an elected commitment amount of $500 million. The Credit Facility had a weighted average interest rate of 8.91% for the year ended December 31, 2023 and an interest rate of 8.95% at December 31, 2023. The Credit Facility was scheduled to mature on December 20, 2024. The Seventh Amendment to the Credit Agreement, dated as of January 5, 2024, increased the borrowing base and elected commitment amount to $650.0 million and extended the Maturity Date from December 20, 2024 to December 20, 2027.
The Credit Facility contains customary affirmative and negative covenants, including both financial covenants and commodity hedged minimum and maximum requirement covenants, as defined, and is collateralized by substantially all of the Company's oil and gas properties. As of December 31, 2023, the Company was in compliance with the financial covenants. The commodity hedging arrangements require a maximum hedge covenant of 85% of forecasted production from proved reserves with a maximum tenor of 60 months, subject to a lookback test. The Credit Facility also contains an excess cash threshold provision which requires cash balances, other than cash held for specific excluded purposes, as defined, held by the Company in excess of the greater of $35.0 million or 15% of the borrowing base then in effect to be used to pay down outstanding amounts under the Credit Facility. It also requires that upon entering into a credit event, as defined, including new borrowings under the Credit Facility, no excess cash, defined as the greater of $25.0 million or 10% of the borrowing base then in effect, shall exist.
The Credit Facility also has customary restrictions on distributions, other investments, and new or additional debt, and automatic reductions to the borrowing base upon certain property dispositions or issuance of additional permitted debt. The borrowing base is redetermined semi-annually and optional interim redeterminations are available at the option of the Company and the lenders. Amounts outstanding under the Credit Facility may be prepaid without penalty, and reborrowed, subject to the borrowing base then established.
Letter of Credit
In conjunction with the Third Amendment to the Credit Facility on May 24, 2022, a Series A Unitholder (Note 5), a related party, entered into a guarantee agreement with the administrative agent of the Company’s Credit Facility. The guarantee agreement, which provided collateral in support of the Company’s borrowing base was initially for $75.0 million and was reduced to $60.0 million in the Fourth Amendment of the Credit Facility on December 14, 2022. The guarantee agreement, which contained certain financial covenants of the Series A Unitholder (Note 5), a related party, expired on March 30, 2023 upon the execution of the Fifth Amendment to the Credit Facility which increased the borrowing base to $400.0 million.
Note 7 - Asset Retirement Obligations
During the year ended December 31, 2023, ARO additions were made for acquired wells and additional wells drilled.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
A reconciliation of the changes in the Company's ARO liability is as follows:

2023
Asset retirement obligations - beginning of period	$5,227,319
Liabilities incurred	2,324,379
Settlements	(317,030)
Accretion	341,467
Asset retirement obligations - end of period	$7,576,135
Note 8 - Fair Value Measurements
Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance established a hierarchy for inputs used in measuring fair value that maximized the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions is what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
The hierarchy is broken down into three levels based on the reliability of the inputs as follows:
Level 1: Quoted prices are available in active markets for identical assets or liabilities;
Level 2: Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3: Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.
In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.
The following tables present the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2023 by level within the fair value hierarchy.

	2023
	Level 1	Level 2	Level 3	Total
Commodity derivative instruments
Assets	$—	$13,866,612	$—	$13,866,612
Liabilities	$—	$(16,228,312)	$—	$(16,228,312)
At December 31, 2023, the Company's commodity derivative instruments consisted of oil swaps, collars, and puts. The fair value of the swaps was determined under the income valuation technique using a discounted cash flows model. The fair value of the collars and puts were determined using an option pricing model. These valuation models require a variety of inputs, including contractual terms, published forward prices, estimated volatilities, and discount rates, as appropriate. The Company's estimates of fair value of derivatives include consideration of the counterparty's credit worthiness, the Company's credit worthiness, and the time value of money. The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a market

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
participant's view. All of the significant inputs are observable, either directly or indirectly; therefore, the Company's derivative instruments are included within the Level 2 fair value hierarchy.
The Company uses the income valuation technique to estimate the fair value of asset retirement obligations using the amounts and timing of expected future dismantlement costs, credit-adjusted risk-free rate, market risk premium adjustments, and time value of money. Accordingly, the fair value is based on unobservable pricing inputs and therefore, is considered a Level 3 value input in the fair value hierarchy. The asset retirement obligations are estimated based on projected cash flows, an estimated long-term inflation rate, and a discount rate based on estimated credit-adjusted, risk-free rate inclusive of market and risk premium conditions.
Note 9 – Leases
The Company has lease arrangements for office space, trucking fleets, railcars, and drilling and completion rigs. These leases expire at various dates through 2031.

	Year 1	2-3 Years	4-5 Years	>5 Years	Total
Rail Cars	$9,393,900	$6,777,805	$2,322,900	$—	$18,494,605
Trucking	28,300,000	16,280,417	—	—	44,580,417
Completion Rig	70,140,000	17,535,000	—	—	87,675,000
Drilling Rig	12,386,250	—	—	—	12,386,250
Compressors and Vapor Recovery Units	1,885,200	1,041,150	—	—	2,926,350
Office space	621,921	1,214,633	1,148,403	1,581,095	4,566,052

Total	$122,727,271	$42,849,005	$3,471,303	$1,581,905	$170,628,674
Less Imputed Interest:					$(10,895,987)

Total Lease Liability at December 31, 2023					$159,732,687
The Company leases its corporate and field office facilities under non-cancelable operating leases. Remaining commitments for its corporate and field office facilities total approximately $4.6 million through 2031. The corporate office lease contains a one-time early termination provision allowing the Company to terminate the lease in 2027 if certain events occur, as defined, including a sale of all Company assets or equity interests to an unrelated third party as well as an option to extend the lease at the end of the primary term. Both the option to terminate and the option to extend are not included in the lease term as they are not deemed reasonably certain to be exercised.
The Company leases railcars to facilitate transportation of crude oil under non-cancelable agreements. The terms for these agreements extend through 2027 and the remaining minimum commitment totals approximately $18.5 million through 2027. To facilitate the utilization of the railcars, the Company has a transload facility agreement to utilize oil storage tanks and rail terminal near the Company's Uinta Basin oil and gas properties (Note 10).
As of December 31, 2023, the Company had three active drilling rig contracts with third-party contractors related to development of the Company’s Uinta Basin property interests. Two of these contracts are accounted for as short-term leases under ASC 842. Minimum commitments associated with the agreements total approximately $27.6 million in 2024.
In December of 2023, the Company extended its contract with a completion rig for an additional 13 months. Minimum commitments associated with the agreements total approximately $70.1 million and $17.5 million in 2024 and 2025, respectively.
The tables below summarize the Company’s operating lease costs and include ROU assets and lease liabilities, amounts recognized in net income during the year and other lease information.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
Lease balances, as of December 31:

2023
Assets
Operating lease ROU assets, in Other assets, net	$155,836,359
Total lease assets	$155,836,359
Liabilities

Current operating lease liabilities, in accrued liabilities	$113,876,061
Long-term operating lease liabilities	$45,856,626
Total lease liabilities	$159,732,687
Weighted-average remaining lease term (in years):
Operating leases	1.7 Years
Weighted-average discount rate:
Operating leases	8.2%
Lease costs for the year indicated below are as follows:

2023
Lease Cost
Operating lease cost	$96,845,723
Short-term lease cost	41,876,729
Variable lease cost	20,241,693
Total lease cost	$158,964,145
Included within operating lease cost for the year ended December 31, 2023 are approximately $63.1 million of costs associated the completion rig and one of the Company’s drilling rigs, which was capitalized as a part of oil and gas properties net to the Company’s interests.
Note 10 - Commitments and Contingencies
Minimum Volume Commitments
Transload Facility
The Company’s transload agreement allows it to utilize comingled oil storage tanks and rail terminal at a transload facility near the Company's Uinta Basin oil and gas properties. This agreement, which was amended during 2023, is effective through 2032. Under the current contract, a minimum volume commitment of $1.65 per barrel exists through December 2028. Any monthly deficiency payments due by the Company shall constitute as prepayments for certain services provided by the facility operator as long as such amounts are used during the three months immediately following the month in which the deficiency occurred. The agreement allows the Company to elect to utilize the facility after expiration of the term, subject to additional reservation fees and fees per barrel.

Year	Minimum Volume Commitment (Barrels per day)
2024	10,000
2025	3,750
2026	3,750
2027	3,750
2028	3,750

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
Rail Transportation Contract
During 2023, the Company entered into a rail transportation services contract with a major railway company through 2028. The minimum commitment associated with this contract for these rail transportation services total 240 crude unit trains during the five-year period. Pricing is determined based on a specific rate per destination, and at a minimum of 84 railcars or a maximum of 88 railcars per crude unit train shipment. A shortfall penalty of $400 per railcar below the minimum commitment not shipped within the term of the agreement will be assessed at the termination of the agreement.
Litigation
From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of the date of the independent auditor's report, no legal proceedings are pending that management believes could have a materially adverse effect upon the Company's financial condition or results of operations.
Environmental Matters
As an owner or lessee of oil and gas properties, the Company is subject to various federal, state, and local laws and regulations relating to discharge of materials into and protection of the environment. The Company has policies to ensure continuing compliance with environmental laws and regulations and maintains insurance coverage for certain environmental matters. There can be no assurance that current or future local, state, or federal rules and regulations will not require the Company to spend material amounts to comply with such rules and regulations.
Note 11 - Supplemental Oil and Natural Gas Information (Unaudited)
Costs Incurred (unaudited)
The following table sets forth the costs incurred for property acquisition, exploration and development activities:

2023
Acquisition:
Proved	$10,422,745
Unproved	—
Exploration	1,421,191
Development	672,641,504
Total costs incurred	$684,485,440
Oil and Natural Gas Reserves Quantities (unaudited)
The estimates of proved oil and natural gas reserves and discounted future net cash flows for the Company’s oil and gas properties as of December 31, 2023 were prepared using historical data and other information by qualified petroleum engineers engaged by the Company. Users of this information should be aware that the process of estimating quantities of proved oil and natural gas reserves is complex, requiring significant subjective decisions to be made in the evaluation of available geologic, engineering, and economic data for each reservoir. The data for any given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, production history, and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time.
The estimated proved net recoverable reserves presented below include only those quantities of oil and natural gas that geologic and engineering data demonstrate with reasonable certainty to be

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
recoverable in future periods from known reservoirs under existing economic, operating, and regulatory practices. In accordance with the SEC’s guidelines, estimates of proved reserves from which present values are derived were based on the unweighted 12-month average price of the first day of the month price for the period and held constant. Proved developed reserves represent only those reserves estimated to be recovered through existing wells. All of the oil and gas reserves set forth herein are in the United States and are proved reserves.
The estimated rounded quantities of proved oil and natural gas reserves and changes in net proved reserves are summarized below for the year ended December 31, 2023:

	Oil (Bbl)	Gas (Mcf)	Total (BOE) (1)
Balance - December 31, 2022	160,873,408	125,706,048	181,824,417
Production	(10,998,659)	(5,519,544)	(11,918,583)
Revisions to previous estimates (3)	(8,756,346)	8,362,491	(7,362,598)
Extensions	16,347,078	14,709,296	18,798,627
Divestiture of Reserves	(176,585)	(117,091)	(196,100)
Balance - December 31, 2023	157,288,896	143,141,200	181,145,763

Proved developed reserves:
December 31, 2022	33,463,414	28,319,825	38,183,385
December 31, 2023	56,569,451	53,261,380	65,446,348

Proved undeveloped reserves:
December 31, 2022	127,409,994	97,386,223	143,641,032
December 31, 2023	100,719,445	89,879,820	115,669,415
Standardized Measure (unaudited)
A standardized measure of future net cash flows and changes therein relating to estimated proved reserves is computed in accordance with authoritative accounting guidance. The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and the SEC. These assumptions do not necessarily reflect expectations of actual revenue to be derived from those reserves nor their present value amount. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process.
Future cash inflows and production and development costs are determined by applying prices and costs,including transportation, quality, and basis differentials, to the year-end estimated future reserve quantities.The following prices, as adjusted for transportation, quality, and basis differentials, were used in the calculation of the standardized measure:

	2023	2022

Oil (per BBL)	$64.13	$78.14
Natural gas (per Mcf)	$4.58	$6.69
Future operating costs are determined based on estimates of expenditures to be incurred in developing and producing the proved reserves in place at the end of the period using year-end costs and assuming continuation of existing economic conditions. The standardized measure presented here does not include the effects of federal income taxes, as the Company is taxed as a

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023
partnership and not subject to federal income taxes; however, the Company is subject to the Texas margin tax, which is included. The resulting future net cash flows are reduced to present value amounts by applying a 10 percent annual discount factor.
The standardized measure of discounted future net cash flows relating to the Company’s proved oil and natural gas reserves is as follows as of December 31, 2023:

2023
Future cash inflows	$10,742,871,040
Future production costs	(2,714,595,712)
Future development costs	(1,383,939,200)
Future Texas margin taxes	(16,920,022)
Future net cash flows	6,627,416,106
Less 10 percent annual discount for estimated timing of cash flows	(2,580,951,720)
Standardized measure of discounted future net cash flows	$4,046,464,386
The changes in the standardized measure of the future net cash flows relating to proved oil and natural gas reserves for the years ended December 31, 2023 are as follows:

2023
Balance - Beginning of the year	$4,429,740,916
Sales of oil and gas produced - Net of production costs	(609,712,365)
Net changes in prices and production costs	(1,217,580,227)
Previously estimated development costs incurred during the period	377,756,877
Net changes in future development costs	76,035,230
Revisions of previous quantity estimates	(129,253,959)
Extensions	437,896,715
Divestiture of reserves	(4,317,740)
Accretion of discount	444,086,937
Net changes in Texas margin taxes	1,052,174
Changes in timing of estimated cash flows and other	240,759,828
Standardized measure of discounted future net cash flows	$4,046,464,386